DATED:	February 14, 2011

BETWEEN:

PAN AMERICAN LITHIUM CORP. and

SOCIEDAD SOUTH AMERICAN LITHIUM
COMPANY, S.A. CERRADA

PARTIES OF THE FIRST PART

SOCIEDAD GARESTE LIMITADA

PARTY OF THE SECOND PART

PROPERTY PURCHASE AGREEMENT

PROPERTY PURCHASE AGREEMENT

24.	NOTIFICATION	14
25.	TERMINATION	14
26.	INDEMNITY	15
27.	NOTICE	15
28.	GENERAL	16

Schedules:
Schedule A	-	DESCRIPTION OF CLAIMS
Schedule B	-	NET SMELTER RETURN

PROPERTY PURCHASE AGREEMENT

          THIS AGREEMENT made as of the 14th day of February, 2011

BETWEEN:

PAN AMERICAN LITHIUM CORP. (“PAN AMERICAN”), a
company validly subsisting under the laws of British Columbia, with an office at Suite 110, 3040 N. Campbell Avenue, Tucson, AZ 85719,
through its 99% owned subsidiary, SOCIEDAD SOUTH AMERICAN
LITHIUM COMPANY S.A. CERRADA (“SALICO”)

(collectively, the “Purchaser”)

AND:

SOCIEDAD GARESTE LIMITADA, a limited liability company
validly subsisting under the laws of Chile, with an office at 208 Van
Buren, Copiapo, Chile.

(the “Vendor” or “Gareste”)

W H E R E A S:

A.	The Vendor is the sole legal and beneficial owner of 100 percent (100%) of all right, title and interest in and to the Assets (as defined below); and

B.

The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, all of its 100 percent (100%) right, title and interest in and to the Assets on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

In this Agreement and in the recitals and Schedules hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a) “Arbitrator” has the meaning set out in Section 21.1;

(b)

“Assets” means 100 percent (100%) of all right, title and interest in the Claims, the Exploration Data, Water Rights, improvements, and all other ancillary rights owned by Vendor in or in connection with the properties which are the subject of this transaction;

(c)

“Claims” means those certain mineral claims and concessions located under Chilean law, as more particularly set forth and described in Schedule A attached hereto, together with all renewals or extensions thereof and all surface and ancillary or appurtenant rights attached or accruing thereto;

(d)	“Closing” means the completion of the Sale, in accordance with Section 17.1;

(e)

“Closing Date” means the date of the Closing as agreed to by the Parties in writing in accordance with Section 17.1, but in no event later than December 31, 2011, unless such date is extended by the mutual written agreement of the Parties;

(f)	“Common Shares” means the common shares in the capital of Pan American;

(g)	“Encumbrance” has the meaning set out in Section 3.1(a);

(h)	“Exchange” means the TSX Venture Exchange;

(i)

“Exploration Data” means a digital copy and hardcopy of all data related to the Claims and Water Rights, including sampling information, laboratory analyses, drill logs, maps and reports generated from said data, collected by the Vendor and its contractors;

(j)	“Filing Statement” means the filing statement of the Purchaser in the form prescribed by the Exchange, pertaining to the Qualifying Transaction and which will be filed on SEDAR;

(k)	“GAAP” means generally accepted accounting principles in Canada applied on a consistent basis with past periods;

(l)

“Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding damages for lost profits or lost business opportunities and excluding any indirect, consequential or punitive damages suffered by the Purchaser or the Vendor;

(m)	“Material Adverse Effect” has the meaning set out in Section 3.1(c);

(n)	“Meeting” means the special meeting of the shareholders or partners (as applicable) of the Vendor for the consideration and, if deemed appropriate, approval of the Sale and the Distribution;

(o)	“Non-Arm’s Length Party” has the meaning set out in the policies of the Exchange;

(p)	“NSR” means the 2% net smelter return in favor of Gareste, a copy of which is attached as Schedule B hereto;

(q)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(r)	“Permitted Encumbrances” means the NSR;

(s)	“Purchaser Documents” mean the papers, instruments, documents and agreements required to be executed and delivered by the Purchaser to the Vendor at the Closing pursuant to this Agreement;

	(t)	“Purchase Shares” means the 2 million Common Shares to be allotted and issued by the Purchaser to the Vendor on the Closing Date in consideration for the purchase of the Assets;

	(u)	“Qualified Person” has the meaning set out in National Instrument 43-101;

	(v)	“Sale” has the meaning set out in Section 5.1;

	(w)	“SEDAR” means the System for Electronic Document Analysis and Retrieval;;

	(x)	“U.S. Person” has the meaning set out in Section 6.2(b);

	(y)	“U.S. Securities Act” has the meaning set out in Section 6.2(b); and

	(z)	“Vendor Documents” mean the papers, instruments, documents and agreements required to be executed and delivered by the Vendor to the Purchaser at the Closing pursuant to this Agreement.

(aa)

“Water Rights” means those certain applications for or temporary and permanent rights granted by the government of Chile or its subdivisions for the exploration and/or appropriation and usage of surface and subsurface waters in connection with the Assets.

2.	MUTUAL REPRESENTATIONS AND WARRANTIES

2.1	Each of the Purchaser and the Vendor represents and warrants to the other that:

	(a)	it is a body corporate duly formed, organized and validly subsisting and in good standing under the laws of its incorporating or governing jurisdiction;

	(b)	it has full right, corporate power and authority to carry on its business, execute and deliver this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

	(c)	this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against the entity in accordance with its terms, except:

(i)

as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally, and

(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d)

the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatsoever to which any Party hereto is a party or by which any Party is bound or to which any Party may be subject;

(e)

the execution and delivery of this Agreement and any agreements or documents contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating or charter documents, nor will such result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound; and

2.2

The representations and warranties contained in Section 2.1 are provided for the mutual benefit of the Parties, and a breach of any one or more representations or warranties may be waived by the Parties in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.1 will survive the Closing Date for a period of two (2) years.

3.	VENDOR REPRESENTATIONS AND WARRANTIES

3.1

The Vendor represents and warrants to, and covenants with the Purchaser, and acknowledges that the Purchaser is relying on such representations, warranties and covenants in entering into this Agreement that:

(a)

Except for the Permitted Encumbrances, the Vendor is the sole legal and beneficial owner of a 100% interest in the Claims and the sole legal and beneficial owner of the Exploration Data and Water Rights, and, except for taxes or maintenance fees not yet paid for this year, the Assets are free and clear of, and from, all liens, security interests, charges and encumbrances (each, an “Encumbrance”) and are not subject to any judgment, order or decree in any lawsuit or proceeding;

(b)

neither the execution, delivery and performance of this Agreement, nor the consummation of the Sale, will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance upon the Assets or other instrument, permit, license, judgment, order , decree, statute, law, ordinance, rule or regulation applicable to the Assets;

(c)

to the knowledge of the Vendor, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting the Assets that, if adversely resolved or determined, would have a material adverse effect on the Assets (a “Material Adverse Effect”) and there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect;

(d)

the Vendor holds or has valid applications tendered for all permits, licenses, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership of the Assets;

(e)

the Vendor has good marketable title to the Claims, which have been properly staked and located, all of which are recorded in accordance with applicable laws and regulations of the Country of Chile and applicable laws thereto, and such Claims are in good standing;

	(f)	all required work commitments on the Claims required under applicable laws and regulations have been satisfied by the Vendor to the end of <>, 2011;

(g)

except for the Permitted Encumbrances, there is no adverse claim or challenge against or to the Vendor’s ownership of the Assets nor, to the knowledge of the Vendor, is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Assets or any portion thereof and no person or company other than the Vendor has any proprietary or possessory interest in the Assets or any right whatsoever capable of becoming any of the foregoing;

(h)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or expenditures with respect to the Assets and the conduct of operations related thereto, the Vendor has not received any notice of the same and the Vendor is not aware of any basis on which any such orders or directions could be made;

(i)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Assets and the conduct of the operations related thereto, and the Vendor has not received any notice of same and is not aware of any basis on which any such orders or direction could be made;

(j)

the Vendor’s ownership of the Assets is in compliance with, is not in default or violation in any material respect under, and the Vendor has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation in connection with the Vendor’s ownership of the Assets;

(k)

the Vendor has duly filed all reports and returns required to be filed with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of the Vendor, threatened, and none of them will be adversely affected by the entry into this Agreement or the consummation of the Sale;

(l)

the Vendor has complied with all applicable laws, statutes, bylaws, decrees, rulings, orders, judgments and regulations relating to the work it has conducted in respect of the Assets, including environmental laws;

(m)

the Vendor has held the Assets in material compliance with all laws, rules, statutes, ordinances, orders and regulations and the Vendor has not received any notice of any violation thereof, nor is the Vendor aware of any valid basis therefore;

(n)

there is no adverse claim or challenge against or to the ownership of or title to any part of the Assets and, to the knowledge of the Vendor, there is no basis for such adverse claim or challenge which may affect the Assets;

(o)

there are no actual or pending proceedings for, and the Vendor is unaware of any basis for, the institution of any proceedings leading to the placing of the Vendor in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(p)

no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation of the Sale contemplated by this Agreement or to enable the Purchaser to purchase the Assets on the Closing Date;

(q)	the Vendor acknowledges that all material knowledge and information in its possession concerning the Assets has been conveyed to the Purchaser;

	(r)	the Claims are not subject to any mining royalties imposed by the Government of Chile, or any federal, provincial municipal or local authority;

	(s)	there are no mine workings or waste dumps or mine tailings on the Claims; and

	(t)	Gareste is not a Non-Arm’s Length Party to the Purchaser.

3.2

The representations and warranties contained in Section 3.1 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more representations or warranties may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 3.1 will survive the Closing Date for a period of two years.

4.	PURCHASER REPRESENTATIONS AND WARRANTIES

4.1

The Purchaser represents and warrants to, and covenants with the Vendor, and acknowledges that the Vendor is relying on such representations, warranties and covenants in entering into this Agreement that:

(a)

on the Closing Date and following receipt of conditional approval of the Sale by the Exchange, the Purchaser will be eligible to acquire and hold the Assets and carry on the business as an exploration stage mining company;

	(b)	the Purchaser is a reporting issuer in good standing in the provinces of British Columbia and Ontario, and its subsidiary SALICO is in good standing in the country of Chile;

	(c)	the Common Shares are listed on the Exchange, the Purchaser is in substantial compliance with its listing agreement with the Exchange;

(d)

the Purchase Shares to be issued to the Vendor hereunder will be fully-paid and non- assessable shares in the capital of the Purchaser, free of all restrictions on trading other than those required by applicable securities law or by the Exchange as set out in Section 6 hereof;

(e)

there are no material liabilities, contingent or otherwise, of the Purchaser which have not been disclosed in its public filings available on SEDAR or in writing to the Vendor, and the Purchaser has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation;

(f)

the Purchaser’s continuous disclosure documents as publicly filed by it on SEDAR are true and correct in all material respects, and do not contain any misrepresentations (as that term is defined in the Securities Act (British Columbia);

	(g)	the Purchaser has not discharged or satisfied or paid any lien or encumbrance or obligation or liability, other than current liabilities in the ordinary course of business;

(h)

there is no other basis for and there are no other actions, suits, judgments, investigations or proceedings outstanding or pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser at law or in equity or before or by a federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency;

(i) to the knowledge of the Purchaser, the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(j)

the Purchaser has not experienced, nor is it, to the knowledge of the Purchaser, aware of any occurrence or event which has had or might reasonably be expected to have, a materially adverse effect on the Purchaser’s business or the results of its operations; and

(k)

to the knowledge of the Purchaser, all tax returns and reports of the Purchaser required to be filed prior to the date hereof have been filed and are substantially true, correct and accurate, and all taxes and other governmental charges have been paid or accrued in the Purchaser’s books.

4.2

The representations and warranties contained in Section 4.1 are provided for the exclusive benefit of the Vendor, and a breach of any one or more representations or warranties may be waived by the Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 4.1 will survive the Closing Date for a period of two years.

5.	PURCHASE AND SALE

5.1

Upon and subject to the terms and conditions of this Agreement, and on the Closing Date, the Vendor will sell, transfer and assign to the Purchaser and the Purchaser will purchase from the Vendor, free and clear of all Encumbrances, the Assets (the “Sale”).

5.2

In consideration for the Sale, and on the Closing Date, the Purchaser will allot and issue 2 million (2,000,000) Purchase Shares to the Vendor. The Purchaser shall also execute and deliver the Net Smelter Return Royalty deed in favour of the Vendor in the form attached hereto as Exhibit B, which provides for a 2% Net Smelter Return (“NSR”) royalty on the sale of production from the Project, capped at $6 million. At any time prior to the commencement of commercial production from the Project, the Corporation shall have the right to repurchase one-half, or a 1% NSR, from the Vendor, for the sum of $2 million.

6.	SECURITIES LAWS

6.1

The Parties hereto acknowledge that the issuance of the Purchase Shares by the Purchaser to the Vendor as contemplated herein is being made pursuant to an exemption from the registration and prospectus requirements of applicable securities laws pursuant to Section 2.13 of National Instrument 45-106.

6.2	The Vendor confirms to and covenants with the Purchaser that:

(a) it will comply with all requirements of applicable securities laws in connection with the issuance to it of the Purchase Shares and the resale of any of the Purchase Shares; and

(b)

the Purchase Shares have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any State of the United States and that the Purchaser does not intend to register the Purchase Shares under the U.S. Securities Act, or the securities laws of any State of the United States and has no obligation to do so. The Vendor is not a “U.S. person” (as that term is defined in Regulation S under the U.S. Securities Act) provided, however, that the Vendor may sell or otherwise dispose the Purchase Shares pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or pursuant to any available exemption from such registration requirements.

6.3

Upon the issuance of the Purchase Shares to the Vendor, and until such time as is no longer required under applicable securities laws, the certificates representing the Purchase Shares will bear the following two legends required under National Instrument 45-102 and the policies of the Exchange, respectively, in substantially the following form:

“Unless permitted under securities legislation, the holder of this security must not trade the security before [insert the date that is 4 months and a day after the distribution date].”

“Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert date].”

6.4

If any of the Purchase Shares are required to be escrowed pursuant to the policies of the Exchange, and all rights of protest or appeal has been exhausted by the Parties, the Vendor agrees to sign any such escrow agreement and abide by any such restrictions as may be so imposed by the Exchange.

7.	COLLECTION OF PERSONAL INFORMATION

7.1	The Vendor acknowledges and consents to the fact that the Purchaser is collecting the Vendor’s personal information which may be disclosed by the Purchaser to:

	(a)	an Exchange or securities regulatory authorities;

	(b)	the Purchaser’s registrar and transfer agent;

	(c)	Canadian tax authorities; and

	(d)	authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

7.2

By executing this Agreement, the Vendor is deemed to be consenting to the foregoing collection, use and disclosure of the Vendor’s personal information and to the retention of such personal information for as long as permitted or required by law or business practice.

7.3

By executing this Agreement, the Vendor hereby consents to the foregoing collection, use and disclosure of the Vendor’s personal information. The Vendor also consents to the filing of copies or originals of any of the Vendor’s documents described herein as may be required to be filed with the Exchange or any securities regulatory authority in connection with the transactions contemplated hereby. An officer of the Purchaser is available to answer questions about the collection of personal information by the Purchaser.

8.	RESTRICTIVE COVENANTS OF THE VENDOR

8.1

Prior to the Closing Date, the Vendor will not without the prior written consent of the Purchaser, allow any of the Assets to become subject to any Encumbrances or enter into any agreement (whether written or verbal) that may result in the creation of any such Encumbrance or otherwise restrict in any manner whatsoever the sale of the Assets to the Purchaser as contemplated by this Agreement.

9.	INVESTIGATIONS AND AVAILABILITY OF RECORDS

9.1

The Purchaser and/or its directors, officers, auditors, counsel and other authorized representatives shall be permitted to make such commercially reasonable investigations of the Assets and business of the Vendor and of its financial and legal condition as the Purchaser reasonably deems necessary or desirable, provided always that such investigations shall not unduly interfere with the operations of the Vendor. If reasonably requested, the Vendor shall provide copies of the Vendor’s corporate records, including its minute books, share ledgers and the records maintained in connection with the business of the Vendor. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser.

10.	NECESSARY CONSENTS

10.1

The Vendor shall use its reasonable efforts to obtain from the Vendor’s directors, shareholders or partners (as applicable) and all appropriate federal, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required (if any) to complete the transactions contemplated herein.

11.	SHAREHOLDER OR PARTNER APPROVAL

11.1

As soon as practicable after the execution and delivery of this Agreement, the Vendor will call and hold the Meeting. The Vendor will distribute such documents as may be necessary or desirable to permit the shareholders or partners of the Vendor to consider, and if deemed appropriate, to approve the Sale, the Distribution and the other matters contemplated herein.

12.	FILING STATEMENT

12.1

The Purchaser will, subject to the prior review and approval of the Vendor (such approval not to be unreasonably withheld), prepare the Filing Statement (including supplements or amendments thereto). The Vendor will furnish to the Purchaser all information regarding the Vendor as may reasonably be required to be included in the Filing Statement pursuant to applicable law. Each of the Purchaser and the Vendor will:

(a)

ensure that all information provided by it or on its behalf that is contained in the Filing Statement does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Filing Statement and necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(b)

promptly notify the other Party if, at any time before the closing of the Qualifying Transaction, it becomes aware that the Filing Statement contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

13.	PUBLIC ANNOUNCEMENT

13.1

Immediately after the execution of this Agreement, but subject to the regulations of the Exchange, the Purchaser will issue a public announcement, announcing the entry into this Agreement, which announcement shall address all matters required by the Exchange policies and shall be in form and substance acceptable to each Party, acting in a commercially reasonable manner. No Party shall issue any news release or public statements inconsistent with such public announcement.

14.	MUTUAL CONDITIONS PRECEDENT

14.1	The obligation of the Parties to consummate the Sale on the Closing Date shall be subject to the prior completion of the following mutual conditions:

	(a)	the Exchange will have approved an application by the Purchaser for an exemption from the sponsorship requirement of the Exchange;

	(b)	the Exchange will have conditionally accepted the Sale;

	(c)	the preparation and filing of a Filing Statement in the form prescribed by the Exchange;

(d)

the Purchase Shares to be issued upon the completion of the Sale will have been conditionally accepted for listing by the Exchange, subject to the Purchaser fulfilling the listing requirements of the Exchange;

	(e)	the Sale will have been approved by the shareholders or partners of the Vendor at the Meeting;

	(f)	there will not be in force any order or decree restraining or enjoining the consummation of the Sale;

(g)

all consents, orders and approvals required, necessary or desirable for the completion of the transactions provided for in this Agreement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the Parties hereto, acting reasonably; and

	(h)	the Purchaser will have completed the Financing.

15.	VENDOR’S CONDITIONS PRECEDENT

15.1	The obligation of the Vendor to consummate the Sale on the Closing Date shall be subject to the prior completion of the following conditions:

(a)

the representations and warranties of the Purchaser contained in this Agreement or in any Purchaser Documents will have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a material adverse effect on the Assets;

(b)

the Purchaser will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Purchaser Documents to be fulfilled or complied with by the Purchaser at or prior to the Closing Date;

	(c)	the Purchaser will deliver or cause to be delivered to the Vendor the closing documents as set forth in Section 19.1 in a form satisfactory to the Vendor acting reasonably;

(d)

all proceedings to be taken in connection with the transactions contemplated in this Agreement and any Purchaser Documents will be satisfactory in form and substance to the Vendor, acting reasonably, and the Vendor will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith; and

(e)

this Agreement, the Purchaser Documents and all other documents necessary or reasonably required to consummate the Sale, all in form and substance reasonably satisfactory to the Vendor, will have been executed and delivered to the Vendor.

16.	PURCHASER’S CONDITIONS PRECEDENT

16.1	The obligation of the Purchaser to consummate the Sale on the Closing Date shall be subject to the prior completion of the following conditions:

(a)

the representations and warranties of the Vendor contained in this Agreement or in any Vendor Documents will have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a material adverse effect on the business or financial condition of the Purchaser;

(b)

the Vendor will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Vendor Documents to be fulfilled or complied with by the Vendor at or prior to the Closing Date;

	(c)	the Vendor will deliver or cause to be delivered to the Purchaser the closing documents as set forth in Section 18.1 in a form satisfactory to the Purchaser acting reasonably;

(d)

all proceedings to be taken in connection with the transactions contemplated in this Agreement and any Vendor Documents will be satisfactory in form and substance to the Purchaser, acting reasonably, and the Purchaser will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith;

(e)

this Agreement, the Vendor Documents and all other documents necessary or reasonably required to consummate the Sale, all in form and substance reasonably satisfactory to the Purchaser, will have been executed and delivered to the Purchaser;

	(f)	the Purchaser completing and being reasonably satisfied with its due diligence on the Assets; and

(g) the Purchaser’s receipt of a favorable title opinion in respect of the Claims and Water Rights on the Closing Date.

17.	CLOSING

17.1

The Closing will take place on the Closing Date at the offices of the lawyers for the Purchaser or at such other location as agreed to by the Parties. Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Parties, provided such undertakings are satisfactory to each Party’s respective legal counsel.

18.	CLOSING DELIVERIES OF THE VENDOR

18.1	At Closing, the Vendor will deliver or cause to be delivered the following, duly executed and in the form and substance reasonably satisfactory to the Purchaser:

(a)

such documents to evidence that title to the Claims and the Water Rights have been registered in the name of the Purchaser and all documents, notices, instruments and forms necessary to give effect to the Sale;

(b)

a title opinion of Dr. Jean Pierre Bondi, counsel to the Vendor, with respect to the status of the Vendor’s interest in the Claims and the Water Rights, in the form satisfactory to the Purchaser, acting reasonably;

(c)

all other information in the possession or control of the Vendor with respect to the Claims and Water Rights (including the Exploration Data), which has not been previously delivered to the Purchaser;;

(d)

a copy of the resolutions of the directors and shareholders or partners of the Vendor approving and authorizing the entry into this Agreement, the Sale, the Distribution and the transactions contemplated herein;

(e) a certificate of a senior officer of the Vendor attesting that:

(i) the representations and warranties of the Vendor are true and correct at the Closing Date as if made at that time,

(ii) all agreements, covenants and conditions required by this Agreement to be complied with or performed by the Vendor on or before the Closing Date have been complied with or performed, and

(iii) all conditions precedent to the obligations of the Vendor contained in this Agreement have been satisfied or waived; and

(f) such other closing documents as may be required by the Purchaser, acting reasonably.

19.	CLOSING DELIVERIES OF THE PURCHASER

19.1	At Closing, the Purchaser will deliver or cause to be delivered the following, duly executed and in the form and substance reasonably satisfactory to the Vendor:

(a) a share certificate registered in the name of the Vendor representing the Purchase Shares;

(b)	reasonable evidence that the Exchange has conditionally approved the Sale as the Qualifying Transaction of the Purchaser;

(c)	a copy of the resolutions of the directors of the Purchaser approving and authorizing the entry into this Agreement and the transactions contemplated herein;

(d)	the Net Smelter Return royalty deed in the form attached as Exhibit B;

(e)	a certificate of a senior officer of the Purchaser attesting that:

(i) the representations and warranties of the Purchaser are true and correct at the Closing Date as if made at that time,

(ii) all agreements, covenants and conditions required by this Agreement to be complied with or performed by the Purchaser on or before the Closing Date have been complied with or performed, and

(iii) all conditions precedent to the obligations of the Purchaser contained in this Agreement have been satisfied or waived; and

(f)	such other closing documents as may be required by the Vendor, acting reasonably.

20.	POST CLOSING MATTERS

20.1	Subsequent to the Closing Date, the following events shall occur:

(a) the Purchaser will issue a news release to the effect that the transaction contemplated herein has closed, which news release will be prepared in accordance with Section 23.1;

(b)

the Purchaser will file with the applicable securities regulators, a Form 45-106F1 Notice of Exempt Distribution for the Purchase Shares issued to the Vendor and the securities issued in the Financing, within ten (10) days of the Closing Date, being the distribution date of such securities;

(c)

the Vendor will file with applicable Canadian securities regulators an “early warning report” under National Instrument 62-103 in connection with its acquisition of the Purchase Shares, and will otherwise duly comply with all applicable securities law reporting requirements relating to insiders and control persons in respect of its equity holdings in the Purchaser; and

21.	DISPUTE RESOLUTION

21.1

Any dispute between the Parties concerning any matter or thing arising from this Agreement shall be referred to a mutually agreeable professional (the “Arbitrator”) under the rules of the American Arbitration Association (“AAA”). In the event that the Parties cannot mutually agree on the appointment of an Arbitrator within fifteen (15) days of written notice of a disagreement or dispute under this Agreement, the Arbitrator will be appointed by the AAA, as the appointing authority.

21.2

Any disagreement or dispute shall be conducted in Tucson, Arizona, or as otherwise may be agreed as convenient for the parties. The cost of such arbitration shall initially be born equally by the Purchaser and the Vendor. Any arbitration shall determine, with finality, any disagreement or dispute and the Arbitrator’s decision shall be binding and final on the Parties from which there shall be no appeal. An Arbitrator shall also decide matters including the cost of the arbitration, and the Arbitrator is hereby authorized and instructed to award up to one hundred percent (100%) costs on a solicitor and client or special costs basis, as warranted, to the successful Party in connection with any arbitration. In the event a Party fails or is otherwise unable to pay its share of any costs under this provision, the other Party is hereby authorized but not obligated to make that payment and deduct the same from any money claimed owed by the respondent.

22.	FORCE MAJEURE

22.1

The obligations of the Parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either Party’s reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

23.	PUBLIC STATEMENTS

23.1

Except as otherwise required by law or the policies of the Exchange, the parties shall make no public pronouncements concerning the terms of this Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld. In the event that either Party wishes to make a news release or public statement with respect to the terms of this Agreement, it shall first provide the other Party with a draft copy of such release or statement for review and comment. If the other Party fails to comment on the release within two (2) business days of receipt, it shall be deemed to have waived its rights under this Section.

24.	NOTIFICATION

24.1

Between the date of this Agreement and the Closing Date, each of the Parties to this Agreement will promptly notify the other Party in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the other Parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

25.	TERMINATION

25.1	Except as modified by Section 25.2 hereof, this Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a) mutual agreement of the Parties;

(b)

the Purchaser, if there has been a material breach by the Vendor of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Vendor that is not cured, to the reasonable satisfaction of the Purchaser, within ten business days after notice of such breach is given by the Purchaser (except that no cure period will be provided for a breach by the Vendor that by its nature cannot be cured);

(c)

the Vendor, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Vendor, within ten business days after notice of such breach is given by the Vendor (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured);

	(d)	either Party if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Sale contemplated by this Agreement; or

	(e)	either Party if the Exchange does not approve the Sale as the Qualifying Transaction of the Purchaser.

25.2

In the event of the termination of this Agreement as provided in Section 25.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

26.	INDEMNITY

26.1

The Purchaser will indemnify, defend, and hold harmless the Vendor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Vendor by reason of, resulting from, based upon or arising out of:

(a)

any misrepresentation, misstatement or breach of warranty of the Purchaser contained in or made pursuant to this Agreement, any Purchaser Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by the Purchaser of any covenant or agreement of the Purchaser made in or pursuant to this Agreement, any Purchaser Document or any certificate or other instrument delivered pursuant to this Agreement.

26.2

The Vendor will indemnify, defend, and hold harmless the Purchaser from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon or arising out of:

(a)

any misrepresentation, misstatement or breach of warranty of the Vendor contained in or made pursuant to this Agreement, any Vendor Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by the Vendor of any covenant or agreement of the Vendor made in or pursuant to this Agreement, any Vendor Document or any certificate or other instrument delivered pursuant to this Agreement.

27.	NOTICE

27.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile or other similar form of communication, in each case addressed to the addresses of the parties as set out on the first page of this Agreement, and if sent by facsimile, as follows:

(a)	if to the Purchaser at:

3040 N. Campbell Avenue, Suite 110 Tucson, Arizona 85718 Fax No.: 520-623-3326 abrodkey@kriyah.com Attention: President

(b)	if to the Vendor at:

208 Van Buren Copiapo, Chile halchileperu@yahoo.com
Attention: Harold Gardner, Co-Managing Partner

27.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered; if faxed, be deemed to have been given and received on the next business day following transmission; and if mailed, be deemed to have been given and received on the fifth day following the day of mailing, except in the event of disruption of the postal services, in which event notice will be deemed to be given and received only when actually received.

27.3

Any Party may at any time give to the other, notice in writing of any change of address or fax number of the Party giving such notice, and from and after the giving of such notice, the address or fax number therein specified will be deemed to be the address or fax number of such Party for the purposes of giving notice hereunder.

28.	GENERAL

28.1

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements (including without limitation the Letter Agreement), memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein.

28.2

The Parties agree that they shall use all reasonably efforts to satisfy each of the conditions precedent to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Sale in accordance with the terms and conditions of this Agreement. The Parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

28.3

This Agreement may be signed in counterparts, each of which may be delivered in facsimile or other electronic means. Each executed counterpart shall be deemed to be an original and all such counterparts when read together will constitute one and the same instrument.

28.4	Neither Party may assign this Agreement and its rights thereunder without the prior written approval of the other Party.

28.5	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

28.6	In this Agreement, all references to sections, subsections and Schedules are to sections, subsections and Schedules of this Agreement.

28.7	All references to monies hereunder will be in US funds.

28.8	This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

28.9

This Agreement will be exclusively governed and interpreted in accordance with the laws of the State of Arizona, USA, without regard to conflicts of laws principles. All actions arising from this Agreement, subject to clause 21 above, will be commenced and prosecuted in the courts of Arizona, and the Parties hereby attorn to the jurisdiction thereof.

28.10	In the event of any conflict between the provisions of any document delivered on the Closing and this Agreement, the provisions of this Agreement shall prevail.

28.11	The Schedules attached to this Agreement are incorporated herein and form part of this Agreement.

28.12	Time is of the essence.

28.13	This Agreement may only be amended in writing with the mutual consent of each Party.

28.14

The representations and warranties, covenants and agreements of the Parties set forth herein will survive the Closing Date and, notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a Party of any such representation, warrant, covenant or agreement) or any investigation made by the Party, the same will remain in full force and effect.

28.15

If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

28.16

No consent or waiver, express or implied, by any Party hereto in respect of any breach or default by any of the other Parties in the performance by such other Party of its obligations under this Agreement will be deemed or construed to be consent to or waiver of any other breach or default.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PAN AMERICAN LITHIUM CORP.

Per:	“Signed”
Authorized Signatory

SOCIEDAD SOUTH AMERICAN LITHIUM COMPANY, S.A. CERRADA

Per:	“Signed”
Authorized Signatory

SOCIEDAD GARESTE LIMITADA

Per:	“Signed”
Authorized Signatory

SCHEDULE A

This is Schedule A to the Agreement dated as of February 14, 2011, between Pan American Lithium Corp., Sociedad South American Lithium Company, S. A. Cerrada, and Sociedad Gareste Limitada

DESCRIPTION OF CLAIMS

The Claims consist of the following __ mineral claims covering an area of approximately hectares, in Atacama Region III, Chile:

Tenure Number	Claim Name	Area (ha)	Good To Date
1385	RAMALPEDER UNO	300	Date has not been set
1373	RAMALPEDER DOS	100	Date has not been set
1374	RAMALPEDER TRES	200	Date has not been set
1375	RAMALPEDER CUATRO	300	Date has not been set
85	PEDERSIBORA UNO	300	Date has not been set
86	PEDERSIBORA DOS	300	Date has not been set
48	PEDERSIBORA TRES A	300	Date has not been set
58	PEDERSIBORA CUATRO	300	Date has not been set
59	PEDERSIBORA CINCO	300	Date has not been set
60	PEDERSIBORA SEIS	200	Date has not been set
62	PEDERSIBORA OCHO	300	Date has not been set
49	PEDERSIBORA NUEVE A	300	Date has not been set
50	PEDERSIBORA DIEZ	300	Date has not been set
86-C	PEDERSIBORA ONCE A	300	Date has not been set
56	PEDERSIBORA DOCE	300	Date has not been set
57	PEDERSIBORA TRECE A	300	Date has not been set
86-B	PEDERSIBORA QUINCE	300	Date has not been set
86-A	PEDERSIBORA DIECISEIS	100	Date has not been set
2344	LOMAMARILLA TRES	300	Date has not been set

DESCRIPTION OF WATER RIGHTS

SCHEDULE B

NET SMELTER RETURN ROYALTY AGREEMENT

THIS AGREEMENT is dated as of the 14th day of February, 2011.

BETWEEN:	SOUTH AMERICAN LITHIUM COMPANY S.A. CERRADA (“SALICO”)

AND:	SOCIEDAD GARESTE LIMITADA (“Gareste”)

1.             INTERPRETATION

1.1           Gareste is a party to a Property Purchase Agreement (the “Purchase Agreement”) dated February 14, 2011, for the Pedernales mineral concessions and water exploration rights applications described in Exhibit A hereto, which provides for this Net Smelter Return Royalty Agreement (the “Royalty Agreement”). All capitalized words and phrases used herein and not otherwise defined have the meanings ascribed thereto in the Exchange Agreement.

2.             DEFINITIONS

2.1           For all purposes of this Royalty Agreement, the following capitalized terms shall have the meanings as follows:

“Allowable Deductions” means:

(a)

all costs, charges and expenses paid or incurred by SALICO for the treatment of Mineral Products in the smelting, refining or applicable downstream processes and penalties or offsets charged by the smelter, refinery or other place of treatment, if any, imposed by the smelter, refinery or processing facility,

(b)	costs of handling, transporting, securing, storing and insuring Mineral Products, whether situated on or off the Properties, to a smelter, refinery or other place of treatment,

(c)	brokerage and selling costs incurred in the sale of the Mineral Products to third parties, and

(d)	ad valorem taxes and taxes based upon production, but not income taxes,

and for greater certainty, Allowable Deductions shall be based upon arm’s length industry standards and if Mineral Products are processed on or off the Properties in a facility wholly or partially owned by SALICO or an interest holder or affiliate of SALICO, Allowable Deductions shall not include any costs that are in excess of those which would be incurred on an arm’s length basis, or which would not be Allowable Deductions if those Mineral Products were processed by an independent third party;

“Commencement of Commercial Production” means (a) if a mill or processing facility is located on the Properties, the last calendar day of a period of 40 consecutive calendar days in which, for not less than 30 calendar days, the mill processed Mineral Products from the Properties at 60% of its rated concentrating capacity, or (b) if a mill or processing facility is not located on the Properties, the last day of a period of 30 consecutive calendar days during which Mineral Products or intermediate products have been shipped from the Properties on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore, concentrate or intermediate products are shipped from the Properties for testing purposes will not be taken into account in determining the date of Commencement of Commercial Production;

“Indemnified Parties” has the meaning set out in Section 10.1;

“Mineral Products” means all precious metals, platinum group metals, lithium and lithium products, light metals and commercial salts and other similar materials or intermediate products which SALICO causes to be mined or otherwise produced and removed from the Properties;

“Net Smelter Returns Royalty” has the meaning set out in Section 3.1; and

“Properties” means the concessions set forth in Exhibit A annexed hereto.

3.             GRANT OF NET SMELTER RETURNS ROYALTY

3.1           Following Commencement of Commercial Production, SALICO shall pay Gareste a royalty of two percent (2.0%) of proceeds from the sale of the Mineral Products from the Properties, less Allowable Deductions as received by SALICO from a smelter, refinery, purchaser or other place of treatment (the “Net Smelter Returns Royalty”).

4.             OPERATION OF THE PROPERTIES

4.1           SALICO may, but shall not be obligated to, treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Mineral Products at sites located on or off the Properties, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. SALICO shall have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Properties and may suspend operations and production on the Properties at any time it considers prudent or appropriate to do so. SALICO shall owe Gareste no duty to explore, develop or mine the Properties, or to do so at any rate or in any manner other than that which SALICO may determine in its sole and unfettered discretion.

5.             ASSIGNMENT AND TRUSTEE

5.1           Gareste may convey or assign all or any undivided portion of the Net Smelter Returns Royalty payable either for a stated term of years or up to a specified dollar amount, provided that such assignment shall not be effective against SALICO until the assignee has delivered to SALICO a written and enforceable undertaking, whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Agreement and applicable terms of the Exchange Agreement. Notwithstanding any assignment by Gareste, SALICO shall not be or become liable to make payments in respect of the Net Smelter Returns Royalty to, or to otherwise deal in respect of this Agreement with, more than one person.

5.2           If the Net Smelter Returns Royalty is owned by more than one person, the holders thereof shall, as a condition of receiving payment hereunder, nominate and appoint a trustee (the “Trustee”) to act as agent and common trustee for receipt of monies payable hereunder and to otherwise deal with SALICO in respect of such interests (including, without limitation, the giving of notice to take or cease taking in kind) and no royalty owner, including Gareste, shall be entitled to administer or enforce any provisions of this Agreement except through the Trustee. SALICO shall make and be entitled to make payments due hereunder in respect of the Net Smelter Returns Royalty to the Trustee and to otherwise deal with the Trustee as if it were the sole holder of the Net Smelter Returns Royalty hereunder.

5.3           SALICO may assign all or any portion of its interest in the Properties provided such assignment shall not be effective as against Gareste or the Trustee, if applicable, until the assignee has delivered to Gareste or the Trustee, as applicable, a written and enforceable undertaking whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Agreement.

5.4           Upon appointment, the Trustee will agree to act on behalf of the Gareste, or its assigns, as trustee in accordance with the terms and conditions of this Agreement.

6.             PAYMENT OBLIGATION

6.1           The obligation of SALICO to pay the Net Smelter Returns Royalty to Gareste, or the Trustee, as applicable, shall commence upon the Commencement of Commercial Production.

6.2           Net Smelter Returns Royalties shall be due and payable by SALICO to Gareste, or the Trustee, as applicable, within 30 days following receipt of proceeds from the sale of Mineral Products by SALICO to a smelter, refinery, purchaser or other place of treatment.

6.3           Unless otherwise stated, all payments to be made under this Agreement shall be made in Canadian dollars.

7.             ACCOUNTING AND VERIFICATION

7.1           Net Smelter Returns Royalty payments shall be accompanied by a statement which is certified to be correct by SALICO showing in reasonable detail the basis upon which the Net Smelter Returns Royalty payment was determined including, without limitation:

(a)	the quantities and grades of Mineral Products produced and removed from the Properties in the preceding calendar quarter;

(b)	the gross value of Mineral Products delivered to a smelter, refinery or other processing facility, as reflected by written statements provided by such facility;

(c)	true and up to date copies of any agreements pursuant to which Mineral Products are smelted or refined;

(d)	copies of all assay and analytical results obtained from Mineral Products which are removed from the Properties;

(e)	an accounting for Allowable Deductions; and

(f)	such other pertinent information as Gareste, or the Trustee, as applicable, may reasonably request, in sufficient detail to further explain the calculation of the Net Smelter Returns Royalty payment.

7.2           In addition, within one hundred twenty (120) days after the end of each fiscal year, SALICO shall deliver to Gareste, or the Trustee, as applicable, a statement setting forth a summary of the determination of the Net Smelter Returns Royalty payable to Gareste, or the Trustee, as applicable, for such year certified to be correct by SALICO, together with a written confirmation by SALICO’s independent auditor (or the auditor of SALICO’s parent company in the event it is a wholly-owned subsidiary) which is addressed to Gareste, or the Trustee, as applicable, and which confirms that the independent auditor has examined such statement and found the determination therein contained to have been made in accordance with the provisions of this Agreement.

7.3           All books and records used by SALICO to calculate Net Smelter Returns Royalties due hereunder shall be kept in accordance with generally accepted accounting principles in Canada and shall be available to Gareste, or the Trustee, as applicable, its auditors and its authorized agents on a confidential basis during normal business hours and after reasonable notice, provided that Gareste, or the Trustee, as applicable, will exercise its access rights pursuant to this section so as to minimize interference with SALICO’s conduct of its business.

8.             OBJECTIONS

8.1           All Net Smelter Returns Royalty payments shall be considered final and in full satisfaction of all obligations of SALICO with respect thereto, unless Gareste, or the Trustee, as applicable, gives SALICO written notice describing and setting forth a specific objection to the determination thereof within ninety (90) days after receipt by Gareste, or the Trustee, as applicable, of the annual statement delivered pursuant to Section 7.2. If Gareste, or the Trustee, as applicable, objects to a statement as herein provided, Gareste, or the Trustee shall, for a period of sixty (60) days after SALICO’s receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to commence to have SALICO’s accounts and records relating to the production of the Mineral Products and the calculation of the Net Smelter Returns Royalty in question audited by a chartered accountant acceptable to both parties. If such audit determines that there has been a deficiency or an excess in the payment made to Gareste, or the Trustee, as applicable, such deficiency or excess shall be resolved by adjusting the next quarterly Net Smelter Returns Royalty payment due hereunder. If production has ceased, settlement shall be made between the parties by cash payment. Gareste, or the Trustee, as applicable, shall pay all costs of such audit unless a deficiency of three percent (3%) or less of the amount due to Gareste, or the Trustee, as applicable, is determined to exist. SALICO shall pay the costs of such audit if a deficiency of three percent (3%) or more of the amount due is determined to exist. Failure on the part of Gareste, or the Trustee, as applicable, to make a claim against SALICO for adjustment in such 90-day period shall establish the correctness of the payment and preclude the filing of exceptions thereto or the making of claims for adjustment thereon.

9.             COMMINGLING

9.1           SALICO shall have the discretion to blend or commingle the Mineral Products with any products mined or otherwise produced from any other properties or mining operations.

10.           INDEMNITY

10.1        SALICO agrees that it shall defend, indemnify, reimburse and hold harmless Gareste, or the Trustee, as applicable, its respective owners, officers, directors, shareholders, employees and its successors and assigns (collectively the “Indemnified Parties”), and each of them, from and against any and all claims, demands, liabilities, actions and proceedings, which may be made or brought against Gareste, or the Trustee, as applicable, or which it may sustain, pay or incur that howsoever result from or relate to operations conducted on or in respect of the Properties that results from or relate to the mining, handling, transportation, smelting or refining of Mineral Products or the handling of transportation of Mineral Products. However, the indemnity provided in this section is limited to claims, demands, liabilities, actions and proceedings that may be made in respect of the Indemnified Parties, in their capacity as or related to holder of the Net Smelter Returns Royalty and shall not include any indemnity in respect of any claims, demands, liabilities, actions and proceedings which may arise in respect of the Indemnified Parties in any other capacity.

11.           CONFIDENTIALITY

11.1        All information, data, reports, records, feasibility studies, agreements, assays, test results, analyses and calculations relating to the Properties, the Mineral Products, the activities of SALICO in respect of the Properties or the Mineral Products or pursuant to this Agreement, and the terms and conditions of this Agreement, all of which is in this section referred to as “Confidential Information”, will be treated by the parties as confidential and will not be disclosed to any person except as expressly permitted herein.

11.2        Gareste, or the Trustee, as applicable, may disclose Confidential Information:

(a)

to its respective auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the Confidential Information, are required to maintain the confidentiality thereof and are strictly limited to their use of the Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the disclosing party;

(b)

to potential purchasers of the Net Smelter Returns Royalty, provided that such purchasers are advised of the confidential nature of the Confidential Information, enter into a standard non- disclosure agreement in the form required by SALICO acting reasonably, are required to maintain the confidentiality thereof and are strictly limited in their use of the Confidential Information to those purposes necessary for such purchaser to evaluate the Net Smelter Returns Royalty;

(c)

where such disclosure is necessary to comply with Gareste's disclosure obligations under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, provided that the proposed disclosure is limited to factual matters and that Gareste has availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled; or

(d)	with the express written consent of SALICO.

11.3        Any Confidential Information that becomes part of the public domain by no act or omission or breach by Gareste or the Trustee, as applicable, of its obligations under this section shall cease to be Confidential Information for the purposes of this section.

12.           DISPUTE RESOLUTION

12.1        Any disputes arising under this Agreement shall be settled by final and binding arbitration pursuant to the arbitration rules of the International Chamber of Commerce, which arbitration shall be held in Santiago, Chile.

13.           NOTICES

13.1        Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, e-mail or other similar form of communication, in each case addressed to the address first listed above or the facsimile numbers set out in the Exchange Agreement.

13.2        Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered;

(b)

if mailed, be deemed to have been given and received on the fifth (5th) Business Day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received; and

(c)	if sent by email or other similar form of communication, be deemed to have been received by that party upon the sending party receiving electronic confirmation of delivery.

13.3        Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

14.           BUY-BACK RIGHT

14.1        SALICO may, prior to Commencement of Commercial Production, purchase one-half of the Net Smelter Returns Royalty (1.0%) for US$2,000,000.

15.           LIMIT ON NET SMELTER RETURNS ROYALTY

15.1        Notwithstanding anything to the contrary set out herein, the maximum Net Smelter Returns Royalty payable by SALICO to Gareste or the Trustee, as applicable, is US$6,000,000, applicable to the concessions set out in Exhibit A to this Royalty Agreement.

16.           GENERAL

16.1        Each of the parties hereby agrees to submit to the exclusive jurisdiction of the courts in and for the country of Chile, and consents that service of process with respect to all courts in and of the country of Chile may be made by registered mail to it at the address set forth herein.

16.2        This Agreement shall be exclusively governed by and construed in accordance with the laws of the country of Chile applicable therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

16.3        The parties hereto, upon the request of any other party hereto, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect the matters contemplated herein.

16.4        Time is of the essence of this Agreement.

16.5        This Agreement sets forth the entire understanding of the parties hereto with respect to the Net Smelter Returns Royalty and supersedes any prior written or oral understandings with respect thereto. This Agreement may be executed by facsimile and in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

16.6        Except for the payment of money, the obligations of the parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either party’s reasonable control, whether foreseeable or unforeseeable, including, without limitation, labor disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

16.7        If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the date first above written.

SOUTH AMERICAN LITHIUM COMPANY S.A. CERRADA

Per:
Authorized Signatory

SOCIEDAD GARESTE LIMITADA

Per:
Authorized Signatory